Exhibit 10.6

MARKETING AGREEMENT

This Marketing Agreement (this “Agreement”) is entered into as of January 21, 2005 (“Effective Date”), by and between Bankrate, Inc., a Florida corporation (“Bankrate”), with its principal place of business at 11760 U.S. Highway One, 5th Floor, North Palm Beach, Florida, and LowerMyBills, Inc., a Delaware corporation (“LowerMyBills”), with its offices at 2401 Colorado Ave., Suite 200, Santa Monica, CA 90404.

RECITALS:

A.  LowerMyBills, among other things, is a marketing firm that collects information from and about potential mortgage applicants in the form of mortgage information inquiries and provides such inquiries to mortgage brokers, lenders and other third parties.

B.  Bankrate owns and operates http://www.bankrate.com, the Internet's leading consumer banking marketplace.

C.  Bankrate and LowerMyBills desire to create Co-branded Landing Pages (as defined below) created, hosted, operated and maintained by LowerMyBills.

NOW, THEREFORE, in consideration of the mutual covenants and promises recited below, Bankrate and LowerMyBills, intending to be legally bound, hereby agree as follows:

1.   Definitions. The following terms shall have the following meanings for the purpose of this Agreement:

A.  Advertisements means LowerMyBills’ banner, poster, island and skyscraper graphic advertisements to be placed on the Bankrate Internet Site. Advertisements must be for products for which Bankrate will receive CPA Price payments as defined in Section 5.A., including but not limited to mortgages (all types, including purchase and refinance) as well as home equity loans and lines of credit.

B.  Advertising Impression means the one-time display of a graphic advertisement on an electronic site on the Internet or an on-line service.

C.  Bankrate Brand Marks means Bankrate’s trademarks, trade names, service marks, logos and designations listed on Schedule A.

D.  Bankrate Internet Site means any electronic site on the Internet or any on-line service where Bankrate collects revenue for Advertising Impressions, including, without limitation, Bankrate’s network of co-branded web sites and the Bankrate web site whose URL is http://www.bankrate.com. The Bankrate web site includes, without limitation, a national database of consumer bank rates, yields and fees, as well as all news, articles, tips and calculators for the following product areas: mortgages; credit cards; automobile loans; savings; checking; ATMs; home equity loans; online banking; small business; money market; personal loans; taxes; and investing.

E.  Bankrate IP Rights means Bankrate’s present or future copyrights, trademarks, trade secrets, service marks, patents and any other intellectual property rights.

F.  Bankrate Materials means any content or materials that may be provided by Bankrate, in its sole discretion, for inclusion in the Co-branded Landing Pages.

G.  Cause means (i) breach of Section 9(A), 9(C), 10, or 11 and (ii) any other material breach of this Agreement by either Bankrate or LowerMyBills, which breach is not remedied within thirty (30) days following the breaching party’s receipt of written notice of such breach.

H.  Co-branded Landing Pages means the co-branded web pages developed pursuant to this Agreement to which Users are directed to when clicking on any Advertisement, that requests Users to provide information.

I.  Completed Inquiry means (i) any Co-branded Landing Page completed in sufficient detail such that any LowerMyBills Affiliated Entity is able to generate revenue from the User information provided on the Co-branded Landing Page by providing such User information in the form of a mortgage or home equity-related information inquiry to a mortgage broker, lender, or other third party, other lender or to another LowerMyBills Affiliated Entity, including, without limitation, any redirection of any User to another web site; and (ii) any Co-branded Landing Page completed in sufficient detail such that the User information may be utilized by any LowerMyBills Affiliated Entity in a manner similar to those third parties from which a LowerMyBills Affiliated Entity would ordinarily generate revenue by providing such User information under Section 1(I)(i), above.

J.  CPM means cost per thousand Advertising Impressions.

K.  Impression Channel means all product channels, throughout the Bankrate Internet Site, as determined by Bankrate in accordance with its standard policies, including the Mortgage, Home Page, Calculator and Run of Site channels listed on Schedule B.

L.  Inquiry means any Co-branded Landing Page completed with User information.

M.  Invalid Inquiry means any Completed Inquiry where (i) the Inquiry clearly contains false information; (ii) the Inquiry contains a false name (e.g., Bugs Bunny); or (iii) all telephone numbers(s) provided as part of the Inquiry are not working telephone numbers or are not telephone numbers at which a User can be regularly reached.

N.  LowerMyBills Affiliated Entity means LowerMyBills or any of its parents, subsidiaries, or affiliates.

O.  LowerMyBills Brand Marks means LowerMyBills’ trademarks, trade names, service marks, logos and designations listed on Schedule A.

P.  LowerMyBills Materials means any content or materials that may be provided by LowerMyBills for inclusion in the Co-Branded Landing Pages.

Q.  LowerMyBills Web Sites means LowerMyBills’ website, whose current URL is http://www.lowermybills.com.

R.  URL means Uniform Resource Locator, the unique text address for information located on the Web.

S.  Users means any and all persons who access the Co-branded Landing Pages or are otherwise linked to a lowermybills.com Web site through Advertisements.

T.  Web means the World Wide Web.

2.   Term. The term of this Agreement (the “Term”) shall commence at 12:00:01 AM Eastern Time on February 1, 2005, and, unless terminated earlier in accordance with this Agreement, shall continue until the later of (A) 11:59:59 PM Eastern Time on December 31, 2005, or (B) such time as Bankrate delivers the total number of Advertising Impressions specified on Schedule B.

3.    Agreement to [*]. Unless Bankrate terminates for cause, or LowerMyBills is in breach of this Agreement, then, if Bankrate decides to [*] Bankrate shall offer LowerMyBills [*] for a period of [*] ([*]) upon terms to be mutually agreed upon by both parties. Notwithstanding the foregoing obligation to [*], neither LowerMyBills nor Bankrate shall be obligated to [*].

4.    Delivery of Advertising Impressions. Bankrate shall deliver to LowerMyBills the number of Advertising Impressions, based on Advertisement and Impression Channel, set forth on Schedule B. LowerMyBills acknowledges that, despite Bankrate’s efforts to deliver Advertising Impressions as evenly in number as possible throughout the Term, fluctuations in the number of Advertising Impressions delivered by Bankrate are likely to occur due to, among other things, seasonality and traffic spikes on the Bankrate Internet Site. The content and specifications of Advertisements and Impression Channels are subject to Bankrate’s standard placement policies. Bankrate’s ad server measurements of Advertising Impressions delivered will be used to determine completion of Bankrate’s delivery obligations under this Agreement.

[*] Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

A.    Bankrate Advertisement and Impression Channel Adjustments. Bankrate may, in its discretion, adjust up or down the location and/or position of Advertisements, Impression Channels, or both, by a maximum of ten percent (10%) from the levels detailed on Schedule B. Advertisement positions on the pages may be adjusted at Bankrate’s sole discretion.

B.  Bankrate Advertisement and Impression Channel Substitutions. To the extent Bankrate and LowerMyBills determine, in good faith, that the conversion rate of Completed Inquiry per Advertisement or per Impression Channel are materially similar, Bankrate may, in its reasonable discretion, substitute one Advertisement or Impression Channel with another of a materially similar impression-conversion rate.

Notwithstanding Bankrate’s rights pursuant to Sections 4(A) and 4(B), the total number of guaranteed Advertising Impressions delivered during the Term as provided on Schedule B shall not change.

C.  Exclusivity. During the term of this Agreement, LowerMyBills will be one of two mortgage lead aggregators sold display advertisements on Bankrate.com and the Bankrate.com advertisement network. Notwithstanding the foregoing, (i) other mortgage lead aggregators may run advertisements in the Bankrate.com pay-per-click text advertisements, which are not graphical in nature, and (ii) one other mortgage lead aggregator has a small buy in a Bankrate channel not included in this package, which will be cancelled as soon as possible, but in no case later than March 31, 2005.

5.   Payment.

A.  CPM and Variable Rate Payments. During the Term, LowerMyBills shall pay Bankrate the following: (i) a fixed rate of $[*]  billed on actual ads served per calendar month; and (ii) a variable rate per Completed Inquiry [*] (the “CPA Price”, as indicated in Schedule C). (Example: total Inquiries - Invalid Inquiries = Completed Inquires)

B.  Payment Due. LowerMyBills shall pay all amounts due Bankrate no later than the last day of the month following the month in which (i) [*] and (ii) [*].

Example: [*]

C. Third Party Reconciliation: Bankrate will track delivery of Advertising Impressions through its ad server and LowerMyBills will also track delivery of Advertising Impressions through its subcontracted 3rd party ad server. In the event that Bankrate's ad server measurements are higher than those produced by LowerMyBills' 3rd party ad server, by a difference of more than [*]%, both parties agree to [*]. For example: [*]

 [*]  Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

D.  LowerMyBills Does Not Pay When Due, Bankrate is Entitled to Interest and Collection Costs. If LowerMyBills does not make payment when due under this Section 5, interest at the rate of eighteen percent (18%) per annum, calculated from the date which such unpaid amounts should have been paid, shall accrue and be owed to Bankrate. LowerMyBills shall also pay Bankrate all collection expenses incurred by Bankrate, including costs and reasonable attorneys' fees in the event Bankrate is required to commence formal legal action under this Agreement.

6.   Co-branded Landing Pages; Advertisements.

A.  Creation and Maintenance of Co-branded Landing Pages. LowerMyBills shall create and maintain the Co-branded Landing Pages. The Co-branded Landing Pages shall incorporate and integrate the LowerMyBills Brand Marks, LowerMyBills Materials, the Bankrate Brand Marks and the Bankrate Materials. Bankrate and LowerMyBills shall mutually agree upon the design, contents and all other elements of the Co-branded Landing Pages; provided however, that LowerMyBills shall not make any changes to the content of the offer to the consumer which a reasonable person may deem to be misleading or deceptive, or changes to the Bankrate Brand Marks or the Bankrate Materials without Bankrate’s prior written consent LowerMyBills can change the layout and/or arrangement of the form, and of the Co-branded Landing Page without notice and at its discretion. The Co-branded Landing Pages shall be accessible via LowerMyBills advertisements displayed on the Bankrate Internet Site.

B.  Notice of Ownership and Operation. The Co-branded Landing Pages shall contain mutually agreed upon notices and disclaimers (or link to such notices and disclaimers), in a manner and using language reasonably satisfactory to Bankrate. The notices and disclaimers shall also provide an e-mail address for LowerMyBills to receive comments, questions and complaints from Users, as detailed in Section 6(G) below.

C.  Ownership; Responsibility for Co-branded Landing Pages. Except with respect to Bankrate Brand Marks and the Bankrate Materials, LowerMyBills shall retain all rights of ownership over the Co-branded Landing Pages, including all LowerMyBills Materials.

D.  Notices and Disclaimers. LowerMyBills shall comply with Bankrate’s reasonable requirements with respect to notices, disclaimers and legends that Bankrate may require LowerMyBills to include on the Co-branded Landing Pages, and any copies, extracts, etc., that may be derived from the Bankrate Materials.

E.  Users shall Comply with Privacy Policies of Both Bankrate and LowerMyBills. Bankrate and LowerMyBills shall ensure that when a User submits information on the Co-branded Landing Pages, the User must agree to comply with both LowerMyBills’ and Bankrate’s respective privacy policy. Notwithstanding, in the event Bankrate’s privacy policy is more restrictive or in some manner inconsistent with LowerMyBills’ then-posted privacy policy, Bankrate and LowerMyBills agree to use LowerMyBills’ privacy policy so as not to limit LowerMyBills’ use of the User information submitted on the Co-Branded Landing Pages.

F.  Advertisements on Co-branding Landing Pages. Advertisements on the Co-branded Landing Pages may only be sold upon the mutual consent of Bankrate and LowerMyBills.

G.  Customer Support. All customer or technical support inquiries shall be directed to an e-mail address specified by LowerMyBills on the Co-branded Landing Pages. LowerMyBills shall handle all associated first-line customer and technical support for Users. LowerMyBills shall respond to all User comments, questions and complaints promptly and in a courteous and professional manner.

H.  Project Managers. Each of Bankrate and LowerMyBills shall designate a project manager, who shall be the other party’s primary contact under this Agreement. Either Bankrate or LowerMyBills may change its project manager by providing notice to the other party.

I.  Hosting of the Co-branded Landing Pages. LowerMyBills shall be responsible for hosting, serving and maintaining the Co-branded Landing Pages, including arranging all hardware and software and communications links.

J.  LowerMyBills Shall Provide Information Necessary to Deliver Advertisements. LowerMyBills shall provide all information necessary for Bankrate to complete the Advertisements and deliver the Advertising Impressions detailed on Schedule B.

7.  Reports Provided by LowerMyBills; LowerMyBills’ Access to Advertisement Serving System; Bankrate’s Use of User Information.

A.  Weekly Reports. Each Monday, or, if Monday is a federal holiday, the next regular business day thereafter, LowerMyBills shall provide a report to Bankrate, in a format to be mutually agreed upon by Bankrate and LowerMyBills. Such report shall specify the estimated sum of Completed Inquiries for the most-recently completed week prior to delivery of such report.

B.  Monthly Reports. By the 15th day of each month, or, if the 15th day is not a business day, the next regular business day thereafter, LowerMyBills shall provide a monthly report to Bankrate, in a format to be mutually agreed upon by Bankrate and LowerMyBills. Such report shall specify the number of Completed Inquiries in the prior month.

C.  LowerMyBills’ Access to Bankrate's Advertisement Serving System. Bankrate shall provide LowerMyBills with Internet access to its advertisement serving system that will permit LowerMyBills to view the number of Advertisements served by Bankrate pursuant to this Agreement.

D.  LowerMyBills Shall Provide [*] Data. LowerMyBills shall supply Bankrate with certain [*] data about the Users, in a form and manner [*] by LowerMyBills and Bankrate.

8.  Audit of Information. During the Term and for up to one (1) year thereafter, Bankrate and its designees may inspect and/or audit LowerMyBills’ business records, on reasonable prior notice, during regular business hours to (A) determine if LowerMyBills is maintaining accurate business records, accounts, books, data and reports related to this Agreement and the Co-branded Landing Pages, and (B) to confirm the accuracy of all amounts payable by LowerMyBills to Bankrate pursuant to this Agreement. If such inspection and/or audit reveals that LowerMyBills has understated Variable Rate payments owed pursuant to Section 5 by [*]percent[*]%  or more, then LowerMyBills shall immediately pay Bankrate all amounts due to Bankrate pursuant to Section 5 (whether or not such understatement is at least [*]percent[*]%), and interest at the rate of eighteen percent (18%) per annum, calculated from the date which such unpaid amounts should have been paid. The making by LowerMyBills of any payment provided for in this Section 8 shall not be deemed to cure LowerMyBills’ defaults arising out of any understatement or other violation of this Agreement.

9.  Proprietary Rights and License.

A.  Grant of Bankrate License. Bankrate hereby grants LowerMyBills a worldwide, non-exclusive, royalty-free license to display the Bankrate Brand Marks and the Bankrate Materials on the Co-branded Landing Pages. LowerMyBills’ use of the Bankrate Brand Marks and Bankrate Materials on the Co-branded Landing Pages is subject to Bankrate’s prior approval and the terms and conditions of this Agreement.

B.  LowerMyBills Shall Have No Rights to the Bankrate Brand Marks or Bankrate Materials Other Than the Bankrate License. LowerMyBills acknowledges that LowerMyBills’ use of the Bankrate Brand Marks and Bankrate Materials shall not create in LowerMyBills, nor shall LowerMyBills represent it has, any right, title or interest in or to the Bankrate Brand Marks and Bankrate Materials other than the license granted by Bankrate in Section 9(A). LowerMyBills shall not challenge the validity of or attempt to register any of the Bankrate Brand Marks and Bankrate Materials or its interest therein as a licensee. LowerMyBills acknowledges Bankrate’s right to use the Bankrate Brand Marks and Bankrate Materials and agrees that all goodwill arising as a result of the use of the Bankrate Brand Marks and Bankrate Materials by LowerMyBills shall inure to the benefit of Bankrate.

C.  Bankrate’s Right to Revoke the Bankrate License. Should Bankrate find objectionable any use of the Bankrate Brand Marks and Bankrate Materials by LowerMyBills, Bankrate shall have the right to revoke, with respect to the objectionable use, the rights granted to LowerMyBills under this Agreement to use the Bankrate Brand Marks and Bankrate Materials, and LowerMyBills shall immediately cease using the Bankrate Brand Marks and Bankrate Materials in the manner found objectionable by Bankrate.

 [*]  Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

D.  LowerMyBills May Not Sublicense the Bankrate License. Notwithstanding anything in this Agreement to the contrary, LowerMyBills shall not be permitted to sublicense the license granted by Bankrate to LowerMyBills in this Agreement to any other party without Bankrate’s prior written consent.

10.  Confidentiality.

A.  Proprietary Information. Either LowerMyBills or Bankrate may disclose to the other certain non-public information, technical and other business information of the disclosing party that the disclosing party identifies in writing or orally during disclosure as “Confidential” or “Proprietary” or which the receiving party has reason to believe is treated as confidential by the disclosing party (“Proprietary Information”). Bankrate and LowerMyBills agree that the terms and conditions (including economic, legal and other terms) of this Agreement and any agreement referred to in this Agreement constitute Proprietary Information.

B.  Nondisclosure of Proprietary Information. The party receiving Proprietary Information shall use such information solely in conjunction with its performance under this Agreement and shall not disclose or otherwise use such information in any other fashion during the Term and for two (2) years thereafter.

C.  Exception to Nondisclosure of Proprietary Information. The receiving party shall not be required to keep confidential such Proprietary Information that becomes generally available to the public without fault on its part; is already rightfully in the receiving party’s possession without restriction prior to its receipt from the disclosing party; is independently developed by the receiving party; or is rightfully obtained by the receiving party from third parties without restriction. Each party also may disclose Proprietary Information (i) to the extent required by law, court order or regulation, provided that the receiving party shall provide the disclosing party with written notice prior to any such disclosure and shall cooperate with the disclosing party, at the disclosing party’s expense, in seeking a protective order or other limitation on the further disclosure of such information or (ii) on a “need-to-know” basis under an obligation of confidentiality to its employees, agents, legal counsel, accountants, banks and other financing sources and their advisors.

11.  Publicity. Neither Bankrate nor LowerMyBills shall make any public announcement or press release regarding this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, however, either Bankrate or LowerMyBills may, without the prior approval of the other, issue any press release or make such other public disclosure with respect to this Agreement as is required under applicable securities or other laws or any regulation of any securities exchange, securities trading system or similar regulatory body.

12.  Termination; Effect of Termination.

A.  Termination. The Term may only be terminated (i) in accordance with this Section 12, or (ii) for Cause. Termination for Cause shall not relieve the breaching party of its obligations under this Agreement.

B.  Bankrate May Terminate if LowerMyBills changes LowerMyBills Web Sites. Bankrate acknowledges and understands that LowerMyBills, at its sole discretion, may make changes from time to time to the content or functionality of LowerMyBills Web Sites. Such changes include, but are not limited to, enhancing consumer experience or tactical related business decisions. Notwithstanding, Bankrate may terminate the Term by providing written notice to LowerMyBills if Bankrate, in its good faith business judgment, decides that such changes make LowerMyBills Web Sites inappropriate or otherwise objectionable or undesirable; provided however, that LowerMyBills shall have the right to remedy such inappropriate or objectionable content or functionality within fifteen (15) days from receipt of such notice from Bankrate.

C.  Either Party May Terminate if There is a Discrepancy Between the Calculated Number of Advertising Impressions Delivered. Either party may terminate the Term upon thirty (30) days’ notice in the event that the number of Advertising Impressions delivered during an invoice period as calculated by LowerMyBills’ 3rd party ad server differs by greater than [*]% from the number of Advertising Impressions delivered during that same invoice period as calculated by Bankrate on [*] separate occasions during the Term of this Agreement.

D.  Effect of Termination. Any termination pursuant to Section 12 shall be without any further liability or obligations of the terminating party, other than with respect to any breach of this Agreement prior to such termination or with respect to any payment obligations of LowerMyBills that accrued prior to such termination. Notwithstanding anything to the contrary in this Agreement, Sections 5, ,7, 9(A), 9(B), and 10 through 15 of this Agreement shall survive the expiration or termination of the Term. Any termination of the Term shall result in the automatic revocation of all licenses granted pursuant to this Agreement.

 [*]  Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

13.  Warranties.

A.  Bankrate Warranties. Bankrate represents and warrants that (i) it has the full right title and authority to grant LowerMyBills the rights and licenses granted by Bankrate pursuant to this Agreement and (ii) the Bankrate Brand Marks (when used as permitted under this Agreement) and the Bankrate Materials will not violate or infringe any common law or statutory rights of any party, including, without limitation, patent rights, contractual rights, copyrights, trademark rights and rights of publicity and privacy or otherwise contains any slanderous or libelous statements, or any statements that would constitute trade libel or product disparagement.

B.  LowerMyBills Warranties. LowerMyBills represents and warrants that (i) it has the full right, title and authority to grant Bankrate the rights and licenses granted by LowerMyBills pursuant to this Agreement and (ii) the use of LowerMyBills Brand Marks (when used as permitted under this Agreement), the Co-branded Landing Pages and the use and operation of the Co-branded Landing Pages will not violate or infringe any common law or statutory rights of any party, including, without limitation, patent rights, contractual rights, copyrights, trademark rights and rights of publicity and privacy or otherwise contains any slanderous or libelous statements, or any statements that would constitute trade libel or product disparagement.

14.  Indemnification.

A.  Bankrate Indemnification. Bankrate shall indemnify, defend and hold harmless LowerMyBills (and its officers, directors, employees, agents, representatives, shareholders, attorneys and affiliates) against any third party claim, suit, action or proceeding brought against such indemnified party that is based upon or arises out of (i) Bankrate’s breach or alleged breach of any representation, warranty or obligation of Bankrate under this Agreement, or (ii) the conduct of Bankrate’s business, including, without limitation, claims relating to the use of Completed Inquiries by Bankrate or third parties receiving such information from Bankrate.

B.  LowerMyBills Indemnification. LowerMyBills shall indemnify, defend and hold harmless Bankrate (and its officers, directors, employees, agents, representatives, shareholders, attorneys and affiliates) against any third party claim, suit, action or proceeding brought against such indemnified party that is based upon or arises out of (i) LowerMyBills’ breach or alleged breach of any representation, warranty or obligation of LowerMyBills under this Agreement, or (ii) the conduct of LowerMyBills business, including, without limitation, claims relating to the use of Completed Inquiries by LowerMyBills or third parties receiving such information from LowerMyBills.

C.  Indemnification Procedures. Promptly after receiving notice of any action, proceeding, claim or potential claim (collectively, "Claim") which would give rise to a right to indemnification, such party or parties shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Claim in reasonable detail. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the Claim. If any Indemnifying Party shall undertake to compromise or defend any such Claim, they shall promptly notify the parties seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Claim. All costs and expenses incurred in connection with such cooperation (other than the cost of internal personnel, and the fees and expenses of any attorneys, of the party seeking indemnification) shall be borne by the Indemnifying Party. In any event, the party seeking indemnification shall have the right at its own expense to participate in the defense of such Claim. In no event shall the party seeking indemnification compromise any such Claim without the written consent of the Indemnifying Party. The existence or non-existence of insurance shall in no manner affect the Indemnified Party’s obligations under this Section 14.

15.  Miscellaneous.

A.  Scope of Relationship. This Agreement is intended solely as an agreement to establish and maintain the Co-branded Landing Pages and no partnership, joint venture, employment, agency, franchise or other relationship is created hereby. Neither Bankrate nor LowerMyBills shall have the authority to bind or create any obligations for the other party, nor shall either Bankrate or LowerMyBills represent that it is the agent or authorized representative of the other party.

B.  Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both Bankrate and LowerMyBills.

C.  Binding Effect.  All of the terms and provisions of this Agreement are binding upon, inure to the benefit of, and be enforceable by Bankrate and LowerMyBills and their respective successors and permitted assigns.

D.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

E.  Assignment. Neither Bankrate nor LowerMyBills shall assign, sublicense or otherwise transfer (voluntarily, by operation or law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party, which consent is not to be unreasonably withheld.

F.  Force Majeure. Each of Bankrate and LowerMyBills shall be excused from performance of its non-monetary obligations and the time of any performance shall be extended as reasonably necessary under the circumstances, to the extent that such party is prevented from performing its obligations under this Agreement, as a result of acts of God, any governmental authority (except as defined below), war, civil disturbance, court order, labor dispute, or computer viruses, worms, Trojan horses, trap doors, back doors, Easter eggs, time bombs, cancelbots or other code or computer programming routines that contain contaminating or destructive properties that occur due to circumstances beyond the party’s control, or any other cause beyond its reasonable control. A party who is prevented from performing for any reason shall immediately notify the other party of the cause for such non-performance and the anticipated extent of the delay.

G.  Arbitration.

(i)  Arbitration Procedures. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement (and specifically excluding the seeking by a party of injunctive relief which shall be subject to Section 15(J)) shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The parties shall select the arbitrator and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the American Arbitration Association shall select the arbitrator. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served.

(ii)  Restrictions on Disclosure of Confidential Information. To the extent that a party would be required to make Proprietary Information or other confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed.

(iii)  No Right to Punitive Damages. In no event shall Bankrate or LowerMyBills be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages.

(iv)  Limitation on Arbitrator’s Subject Matter Jurisdiction. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

H.  Equitable Remedies. Each of Bankrate and LowerMyBills acknowledges that Bankrate and LowerMyBills may be irreparably damaged (and damages at law may be an inadequate remedy) if Sections 9(A), 9(B), 10, 11 and 14 of this Agreement are not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of such Sections of this Agreement, the other party shall be entitled, in addition to all other rights or remedies, to seek an injunction restraining such breach.

I.  Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules.

J.  Jurisdiction and Venue. Bankrate and LowerMyBills acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division. Each of Bankrate and LowerMyBills consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

K.  Severability. If any provision of this Agreement is contrary to, prohibited by or deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intention of the parties and the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning that renders it valid and enforceable.

L.  Third Parties. Unless expressly stated in this Agreement to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Bankrate and LowerMyBills and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against Bankrate or LowerMyBills.

M.  Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Bankrate:	With a Copy to:

Laurence Lougheed	David G. Bates, Esq.
Vice President, Operations	Gunster, Yoakley & Stewart, P.A.
Bankrate, Inc.	777 S. Flagler Drive, Suite 500E
11760 U.S. Highway One, 5th Floor	West Palm Beach, Florida 33401
North Palm Beach, Florida 33408-8888

If to LowerMyBills:	With a Copy to:

Josh Eldridge	Steven B. Heymann, Esq.
Senior Marketing Manager, Media	Director, Business and Legal Affairs
LowerMyBills, Inc.	LowerMyBills, Inc.
2401 Colorado Ave., Suite 200	2401 Colorado Avenue, Suite 200
Santa Monica, CA 90404	Santa Monica, CA 90404

or to such other address as either Bankrate or LowerMyBills may designate by notice complying with the terms of this Section. Each such notice shall be deemed effective upon receipt or refusal.

N.  Entire Agreement. This Agreement and any and all schedules are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications and understandings (both written and oral) regarding such subject matter.

O.  WAIVER OF JURY TRIAL. BANKRATE AND LOWERMYBILLS HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER BANKRATE AND LOWERMYBILLS AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR CONNECTED WITH, THIS AGREEMENT.

P.  Disclaimer; Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BANKRATE AND LOWERMYBILLS SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OR AGAINST INFRINGEMENT. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER BANKRATE OR LOWERMYBILLS BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Bankrate and LowerMyBills have executed this Agreement as of the date and year first written above.

Bankrate, Inc.	LowerMyBills.com, Inc.

/s/ G. Cotter Cunningham	/s/ Matthew R. Coffin

Its: Chief Operating Officer	Its: CEO
Date: January 22, 2005	Date: January 22, 2005